Exhibit 10.28

Michael Wise
(Revised 2/16/99)

•	Starting base salary: $125,000 per year. Performance appraisal within six months in position. Performance and salary reviewed on your anniversary date thereafter.

•	Bonus: You have the opportunity to earn up to 30% of your base salary. This bonus is based on the company achieving its financial objectives and you achieving mutually agreed upon personal goals. The bonus period runs from January 1 through December 31 and is paid 45 days after the fiscal year-end audit pro-rated for this fiscal year.

•	Stock Option — You will receive a grant of pre-I.P.O. stock options for 50,000 shares of NetRadio Common Stock which vests over a three year period at 33 1/3% per year. This option price will be approximately $5.00 per share and will vest 100% if employee is terminated without cause.

•	Employee medical insurance core plan through Medica with co-pays of $15.00 per office visit, $11.00 for pharmacy, and $50.00 for emergency room. Hospitalization is covered at 80% of the first $750.00; 100% thereafter. (Dependent coverage is available at employee’s expense.)

NetRadio pays for 80% of the employee’s cost of medical insurance. The employee’s contribution for coverage cost per pay period is: Single-$13.49, Employee plus One-$103.38 and Family-$152.42. (A broader medical plan is also available with a slight increase to the employee.)

•	Company-paid employee dental insurance through Delta Dental, covering two free cleanings per year and 80/20 payment for routine work. (Dependent coverage is available at employee’s expense.)

•	Company-paid life insurance at 1 times salary (up to $50,000).

•	Company-paid short-term and long-term disability insurance.

•	401(k) plan program eligibility after six months of employment with April 1 and October 1 entry dates.

•	Tuition reimbursement up to $500/semester or quarter, paid based on grade point.

•	Three weeks of vacation within first year through the tenth year of employment, and 4 weeks after ten years.

•	Sick leave of six days annually. (Accrued at 1/2 day per month).

•	Nine paid holidays per year.

•	Underground parking in the Riverplace parking ramp will be paid for you by NetRadio.